Excerpt from Form 10-Q for Quarter ended March 31, 2002

ITEM 1. LEGAL PROCEEDINGS

In 1996, a lawsuit was filed by Ditto Properties Company ("DPC") against DCRI L.P. No. 2 ("L.P. No. 2"), which is controlled by Mr. J. Michael Moore ("Mr. Moore"), our Chairman and Chief Executive Officer. Mr. Moore and the Company were also initially named as garnishees in the lawsuit (the "Ditto Litigation") with respect to 899,200 shares (the " LP Shares") of common stock (the "Common Stock") of the Company which were the subject matter of a series of transactions in 1993 (collectively referred to herein as the "1993 Transactions") which ultimately resulted in the LP Shares being conveyed by DPC to L.P. No. 2. Subsequent to the initial filing of the litigation by DPC, Mr. Moore was added as a defendant in such proceedings, and F. Scott Otey ("Otey") and Jeffery Loadman ("Loadman") intervened as parties to the litigation involved (herein referred to as the "Ditto Litigation").

On April 12, 2001, DPC and Donald R. Ditto Sr. ("Ditto") filed an amended petition in the Ditto Litigation and specifically named the Company as a defendant in such lawsuit. The venue for the Ditto Litigation is the District Court of Dallas County, Texas, 298th Judicial District (the "Court").

In the Ditto Litigation, DPC, Ditto, Otey and Loadman are seeking, among other things, each of the following: (a) a rescission of the 1993 Transactions thereby entitling DPC to title, ownership and possession of the LP Shares, (b) the imposition of a constructive trust upon the LP Shares for the benefit of DPC, (c) a declaratory judgement declaring, among other things, (i) that DPC is entitled to title, ownership and possession in and to the LP Shares and to 250 shares of common stock of L.P. No. 2 (the "Collateral Shares"), and (ii) that any transfers of the LP Shares by L.P. No. 2 was improper and void ab initio, (d) a judicial foreclosure order transferring ownership of the LP Shares and the Collateral Shares to DPC, (e) garnishment of the LP Shares and the Collateral Shares, (f) a temporary restraining order and permanent injunction related to the LP Shares and the Collateral Shares, (g) an accounting with respect to the LP Shares, and (h) damages as below summarized based upon numerous claims including breach of contract, tortious interference with contractual relations, breach of fiduciary duty, statutory fraud, common law fraud and fraud in the inducement. In connection with these claims, DPC, Ditto, Otey and Loadman contend, among other things, that (i) the Company, Mr. Moore, L.P. No. 2, U.S.F.G./DHRG L.P. No. 1, a partnership that previously owned the LP Shares and that is a party to the Ditto Litigation (the "Partnership"), and others committed acts constituting fraud upon DPC, Ditto, Otey and Loadman, 11 in connection with the LP Shares, the 1993 Transactions, and in other respects, and (ii) DPC, Ditto, Otey and Loadman are entitled to recover from the Company, Mr. Moore, L.P. No. 2, and the Partnership, jointly and severally, compensatory damages in the amount of at least $6.5 million punitive and exemplary damages totaling at least $26.1 million, interest on the amount of damages incurred, legal fees and attorney fees. At this time, the trial date for the Ditto Litigation is August 19, 2002.

In connection with the Ditto Litigation, the following actions have occurred: (a) on October 24, 1996, certain of the parties to the Ditto Litigation entered into an Agreed Temporary Order pursuant to which L.P. No. 2 agreed to deliver to a Special Master, to be designated pursuant to the Agreed Temporary Order, the LP Shares or $1.5 million in cash (the "Cash Escrow Amount"), (b) in October, 1996, the Company, L.P. No. 2 and Mr. Moore filed a lawsuit against DPC and Ditto seeking damages and reimbursement of expenses alleging, among other things, that DPC and Ditto interfered with Company transactions and proposed financing resulting in lost opportunities, lost profits and significant damages, (c) Ditto has previously filed a third lawsuit against Mr. Moore and one of the entities controlled by Mr. Moore in connection with certain oil and gas activities, unrelated to the Company's business, involving the parties to the litigation, (d) ultimately all of the foregoing lawsuits were combined into one proceeding in the Court, (e) on June 25, 1997, the Court granted a summary judgment to L.P. No. 2 with respect to the claim that DPC is entitled to a rescission of the 1993 Transactions, (f) in July, 1997 L.P. No. 2 delivered to the Special Master the Cash Escrow Amount, (g) subsequent to June, 1997, certain of the LP Shares have been sold by or for the benefit of L.P. No. 2 (h) all of the LP Shares owned by L.P. No. 2 have been pledged to secure indebtedness obligations of L.P. No. 2, including indebtedness owed to the Company, and (i) pursuant to agreements involving L.P. No. 2 and DPC, the Cash Escrow Amount has been reduced from the original amount of $1.5 million to approximately $0.6 million.

In the past, the Company has incurred legal fees on its own behalf and has funded certain of the legal fees and expenses of Mr. Moore and related parties in connection with the Ditto Litigation. As the result of the Company being named as a defendant in such case, in 2001 the Company determined that it should have separate counsel from Mr. Moore and L.P. No. 2. In 2001, the Board of Directors of the Company (a) approved the payment to Mr. Moore of up to $0.25 million to fund legal fees and expenses anticipated to be incurred by Mr. Moore and related parties in the Ditto Litigation, (b) authorized the Company to enter into an Indemnification Agreement with each of the officers and directors of the Company pursuant to which these individuals will be indemnified in connection with matters related to the Ditto Litigation; the form of these Indemnification Agreements was filed as Exhibit 10.2 to our Form 10-Q for the first quarter ended March 31, 2001 (such exhibit is hereby incorporated by reference), and (c) approved an amendment to the Bylaws of the Company to require the Company to indemnify its present and former officers and directors to the full extent permitted by the laws of the state of Texas, in connection with any litigation in which such persons became a party subsequent to March 29, 2001 and in which such persons are involved in connection with performing their duties as an officer or director of the Company. Through March 31, 2002, the Company has expended approximately $0.2 million (in connection with the aforesaid $0.25 million to be paid to or for the benefit of Mr. Moore) on behalf of Mr. Moore in the defense of the Ditto matter. Since engaging its own counsel in connection with the Ditto Litigation, the Company has paid for the legal fees and expenses of our counsel. No amount of loss reserves has been established with respect to the Ditto Litigation because management of the Company does not believe that the amount of any damage claims against the Company in connection with the Ditto Litigation should adversely impact our financial condition.